Exhibit 99.2

CONSENT OF GOLDMAN, SACHS & CO.

June 25, 2010

Board of Directors

UAL Corporation

77 West Wacker Drive

Chicago, IL 60601

Re:	Registration Statement on Form S-4 of UAL Corporation filed June 25, 2010

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 2, 2010, with respect to the fairness from a financial point of view to UAL Corporation (the “Company”) of the exchange ratio of 1.05 shares of common stock of the Company, par value $0.01 per share, to be issued in exchange for each share of Class B common stock of Continental Airlines, Inc. (“Continental”), par value $0.01 per share (the “Continental Common Stock”), other than shares of the Continental Common Stock owned by the Company, JT Merger Sub Inc., a wholly-owned subsidiary of the Company (the “Acquisition Sub”), or Continental, pursuant to the Agreement and Plan of Merger, dated as of May 2, 2010, by and among the Company, the Acquisition Sub and Continental.

The foregoing opinion letter was provided to the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY—The Merger—Opinions of UAL’s Financial Advisors”, “RISK FACTORS—Risk Factors Relating to the Merger—The fairness opinions obtained by the boards of directors of UAL and Continental from their financial advisors will not reflect changes in circumstances between signing the merger agreement and the completion of the merger”, “THE MERGER—UAL’s Reasons for the Merger; Recommendation of the UAL Board of Directors” and “THE MERGER—Opinions of UAL’s Financial Advisors” and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any amendments to the above-mentioned Registration Statement) or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)